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                                    AGREEMENT


        This Agreement is entered into by and between TBA Entertainment Corporation, a Delaware corporation ("TBA") and _________________
("__________"), effective as of the 15th day of October, 1998.

        WHEREAS, pursuant to the terms of that certain Stock Purchase Agreement among TBA, Charles A. Barry, William R. Cox, Gary A. Larr, Lon M. Hudman and Magnum Communications, Inc. (the "Stock Purchase Agreement"), TBA is acquiring one hundred percent (100%) of the issued and outstanding capital stock of Magnum Communications, Inc. effective as of the date hereof; and

        WHEREAS, in connection with such acquisition, TBA has agreed to pay to ______ the consideration hereinafter set forth.

        NOW, THEREFORE, in consideration of the mutual covenants set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, TBA and _______ agree as follows:

        1. All defined terms used herein and not otherwise defined shall have the meaning ascribed to such terms in the Stock Purchase Agreement.

        2. At the Closing, TBA shall deliver to ______ (i) by wire transfer to one or more accounts designated in writing by _________ to TBA prior to the Closing cash in an amount equal to __________________ Dollars ($_______), and
(ii) certificates registered in ______'s name representing the number of fully-paid and nonassessable shares of TBA Common Stock equal to ___________________ Dollars ($_______) divided by the Average Price.

        3. This Agreement (together with all other documents and instruments referred to herein):

               (a) Except for the Confidentiality Agreement executed in connection with the transaction contemplated by the Stock Purchase Agreement, constitutes the entire agreement and supersedes all other prior agreements and undertakings, both written and oral, among the parties with respect to the subject matter hereof; and

               (b) Shall be governed in all respects, including validity, interpretation and effect, by the internal laws of the State of Delaware, without giving effect to the principles of conflict of law thereof. Courts within the State of Delaware will have jurisdiction over any and all disputes between the parties hereto, whether in law or equity, arising out of or relating to this Agreement. The parties consent to and agree to submit to the jurisdiction of such courts. This Agreement may be executed in multiple counterparts which together shall constitute a single agreement.



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        IN WITNESS WHEREOF, TBA and ______ have executed this Agreement on the date first written above.


                                            TBA ENTERTAINMENT CORPORATION



                                            By: ______________________________
                                                 Thomas Jackson Weaver III
                                                  Chief Executive Officer


                                            ___________________________________




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